Exhibit Index

EXHIBIT NO. (99) Press release, dated February 25, 2008 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC COMPANY
REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2007

Bluffton, Indiana – February 25, 2008 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share from continuing operations of $1.22 for fiscal 2007, a decrease compared to 2006 earnings per share from continuing operations of $2.43, and income from continuing operations of $28.7 million in 2007, a decrease compared to last year’s $56.8 million. The Company reported diluted earnings per share from continuing operations for the fourth quarter of $0.23, a decrease from $0.61 for the fourth quarter of 2006. Fourth quarter 2007 income from continuing operations was $5.5 million, a decrease from $14.3 million for the same period a year ago.

Sales for fiscal year 2007 were a record $602.0 million, an increase of $44.1 million or 8 percent compared to 2006 sales of $557.9 million. Incremental sales in 2007 related to recent acquisitions were about $79 million or 14 percent of prior year sales. Acquisition sales growth was attributable to the full year impact on 2007 of the Little Giant Pump Company and Healy Systems acquisitions from 2006, as well as the 2007 acquisitions of Pump Brands and the pump division of Monarch Industries.

Water Systems sales worldwide were $466.8 million, up $1.2 million for fiscal year 2007 compared to 2006. Excluding acquisition related sales and changes in foreign exchange rates, net sales decreased about 15 percent. The decrease was primarily attributable to a significant decline in sales of submersible motors in the US and Canada.  Partially offsetting the decline was a significant increase in pump product sales in the US and Canada, as well as submersible product sales in international markets.

Fueling Systems sales worldwide were $135.2 million, an increase of approximately 47 percent in 2007 from fiscal year 2006.  Fueling Systems sales growth benefited from both organic sales growth, primarily related to vapor recovery systems and electronic fuel management systems, as well as acquisition related sales. Excluding acquisition related sales and changes in foreign exchange rates, net sales increased about 29 percent.

Fourth quarter sales were a record $153.7 million, up $5.8 million or 4 percent compared to $147.9 million in 2006. Fourth quarter sales growth attributed to recent acquisitions was about $16 million or 10 percent of prior year sales. Water Systems sales decreased by about 4 percent versus 2006 and Fueling Systems sales increased 34 percent over last year.

Gross profit for the Company as a percent of net sales for full year 2007 declined to 28.7 percent from 34.3 percent in the prior year, a 560 basis point decline. Fueling Systems gross profit margin expanded about 90 basis points during 2007 versus the prior year due primarily to the product mix benefit of the sales growth. Water Systems gross profit margins declined 740 basis points for the full year 2007 compared to 2006 and the lower sales in the US and Canada market accounted for the full margin decline due to three principal causal factors:

·
Approximately 25 percent was attributed to product mix changes. Submersible motor product sales declined significantly with pumps becoming a higher percentage of sales. Pumps generally carry a lower gross profit margin than submersible motors.

·
Approximately 40 percent was attributed to fixed cost coverage as the Company’s North American submersible motor plants operated at lower capacity utilization rates during 2007 compared to 2006. While the Company is expanding capacity to meet the growing demand for its pumps, steps are being taken to adjust operating expense levels in the US motor plants.

·
The remaining 35 percent was due primarily to higher freight, inventory write-downs and warranty costs, and to a lesser extent, increased costs of material not offset by increases in selling prices, which include the effect of continuing promotional pricing in the US and Canada water systems market.

The Company’s gross profit margins for the fourth quarter declined to 27.7 percent from 33.8 percent, a 610 basis point decline. Water Systems gross profit margins declined 870 basis points for the fourth quarter of 2007 compared to the same period of 2006. The gross profit margin decline is fully attributable to sales in the US and Canada market and results from reduced capacity utilization (reduced fixed cost coverage) and product mix changes as discussed above.

Fueling Systems gross profit margin increased about 100 basis points during the fourth quarter of 2007 from the same period in the prior year due primarily to the 34 percent sales increase for the fourth quarter from the same period in the prior year.

The Company’s overall SG&A expense for the full year 2007 increased by $17.3 million compared to the prior year. Recent acquisitions increased SG&A expenses for the full year of 2007 compared to the prior year by about $13.2 million.  Other increases include higher domestic marketing and engineering costs related to new product introductions and a broader customer base.

The Company’s overall SG&A expense for the fourth quarter of 2007 increased by $2.6 million compared to the same period in the prior year. Recent acquisitions increased SG&A expenses in the fourth quarter of 2007 compared to last year by about $2.9 million. The incremental acquisition expenses were partially offset by reduced spending in the base business operations.

Restructuring expenses for the fourth quarter of 2007 were approximately $1.9 million (pre-tax) and for the full year 2007, $3.9 million (pre-tax).  Restructuring expenses include severance and other employee related expenses as well as equipment relocation costs.  In addition, the Company took charges to reduce the carrying value of slow moving or obsolete inventory that were $1.8 million higher than the full year 2007, $1.6 million higher in the fourth quarter.  Together, these inventory charges and restructuring expenses reduced EPS by approximately $0.10 per share and $0.16 per share, for the quarter and the full year respectively.

The Company’s interest expense increased $1.4 million during the fourth quarter and $4.8 million for the full year of 2007 versus the prior year, primarily due to the debt incurred to fund acquisitions and working capital.

For fiscal year 2007, the Company’s operating earnings were $49.2 million, down about $40 million compared to $89.1 million for fiscal 2006 primarily for the reasons noted above.  Operating earnings for the fourth quarter 2007 were $10.4 million, a decrease compared to $22.3 million a year ago.

R. Scott Trumbull, Chairman and Chief Executive Officer, stated, “While our earnings declined in 2007 for the first time in six years, I want to assure my fellow shareowners that we believe the decline was primarily caused by competitive factors that we had anticipated and the impact of these factors is likely to diminish in 2008. Furthermore, during the year we made significant progress on the strategic initiatives that are essential for our long-term success and this progress will contribute to earnings improvement in 2008.

“During 2007 our Fueling Systems business and our international Water Systems business performed very well. Together, these businesses represent about 55 percent of our total sales and those sales grew about 24 percent, excluding acquisitions, and their operating earnings increased about 25 percent. Both have strong growth momentum as we enter 2008. However, the strength of these businesses was more than offset by the earnings decline in our Water Systems business in the US and Canada. There were four major factors that contributed to the 2007 fiscal year earnings decline:

·
As we pointed out to shareowners repeatedly last year, two of the major pump OEMs built a large stockpile of Franklin motors in 2006. We believe they liquidated most of the motor stockpile over the course of 2007 after we stopped supplying them on January 1, 2007. This inventory liquidation forced us to compete with our own product in the market for much of the year as these competitors continued to sell their pumps with Franklin submersible motors. We believe that these stockpiles are nearing depletion and their remaining impact will be much less significant in 2008. In 2008, without the effect of the stockpile, we anticipate that our sales to distributors and other customers will continue to grow by $30 - $40 million in the US and Canada. Since the year-on-year comparisons will no longer include large pump OEM motor purchases in excess of market demand, this will be organic growth.

·	During 2007, water industry sales as reported by the US Water Systems Council declined by over 10 percent, influenced primarily by the decline in home construction in the US.

·
Even with the weak industry and motor stockpile liquidation, we successfully increased our Water Systems pump market share significantly during the year. As a result, we estimate that our major competitor’s unit sales volume declined significantly. This situation resulted in unusually heavy promotional price discounting during 2007.

·
Although we anticipated that 2007 would be a difficult year because of these factors, we nevertheless decided to proceed with several strategic initiatives that would increase our costs and reduce our earnings in 2007 but provide benefits in 2008 and beyond. These initiatives included new submersible and jet pump product introductions that replaced most of our incumbent water systems product lines, the construction of a new pump manufacturing plant adjacent to our motor plant in Linares, Mexico and the shutdown and consolidation of three satellite manufacturing facilities into our Madison, Wisconsin Fueling Systems business.

“We continued to execute our global pump expansion strategy through acquisitions that advance Franklin’s base business in developing regions where the demand for our products is growing most rapidly. The June 2007 Pump Brands acquisition in Southern Africa and the January 2008 acquisition of Industrias Schneider S.A. in Brazil will provide a broader platform for sales and earnings growth in 2008 and beyond.

“While we are mindful of the earnings decline we experienced in 2007, we believe that the factors that led to the decline were acute, not chronic, and that we are taking steps in our US and Canada Water Systems business that will lead to an earnings rebound in 2008.  This rebound will complement the strong sales and earnings momentum that we are experiencing in our Fueling Systems and international Water Systems businesses.”

Franklin Electric will hold an earnings conference call at 5:00 PM EST on February 25, 2008. The call-in number is 877-407-0778 for domestic calls and 201-689-8565 for international calls. A replay of the conference call will be available until midnight on March 3, 2008, by dialing 877-660-6853 for domestic calls and 201-612-7415 for international calls. The replay access number is 286 and the password is 273677.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to the Company’s financial results, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 30, 2006, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q.  These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.  All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
	Fourth Quarter Ended		Fiscal Year Ended
	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
	2007	2006	2007	2006

Net sales	$153,736	$147,851	$602,025	$557,948

Cost of sales	111,115	97,855	429,205	366,391

Gross profit	42,621	49,996	172,820	191,557

Selling, general and administrative expenses	30,302	27,735	119,748	102,478

Restructuring expense	1,949	-	3,898	-

Operating income	10,370	22,261	49,174	89,079

Interest expense	(2,453)	(1,011)	(8,147)	(3,373)
Other income	1,092	402	3,010	1,791
Foreign exchange gain (loss)	(363)	(111)	80	(64)

Income before income taxes	8,646	21,541	44,117	87,433

Income taxes	3,184	7,231	15,434	30,671

Income from continuing operations	$5,462	$14,310	$28,683	$56,762

Income from discontinued operations	-	(236)	-	236

Net income	$5,462	$14,074	$28,683	$56,998

Net income per share:
Basic continuing operations	$0.24	$0.62	$1.24	$2.49
Basic discontinued operations	-	(0.01)	-	0.01
	$0.24	$0.61	$1.24	$2.50

Diluted continuing operations	$0.23	$0.61	$1.22	$2.43
Diluted discontinued operations	-	(0.01)	-	0.01
	$0.23	$0.60	$1.22	$2.44

Weighted average shares and equivalent
shares outstanding:
Basic	23,076	22,994	23,123	22,839
Diluted	23,375	23,458	23,482	23,329

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	Dec. 29,	Dec. 30,
	2007	2006

ASSETS:

Cash and equivalents	$65,252	$33,956
Receivables	64,972	52,679
Inventories	156,146	111,563
Other current assets	23,109	19,592
Total current assets	309,479	217,790

Property, plant and equipment, net	134,931	115,976
Goodwill and other assets	217,827	193,159
Total assets	$662,237	$526,925

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$27,986	$30,832
Accrued liabilities	52,265	51,815
Current maturities of long-term
debt and short-term borrowings	10,398	11,310
Total current liabilities	90,649	93,957

Long-term debt	151,287	51,043
Deferred income taxes	11,686	4,597
Employee benefit plan obligations	24,713	25,969
Other long-term liabilities	5,358	5,528

Shareowners' equity	378,544	345,831
Total liabilities and shareowners' equity	$662,237	$526,925

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Dec. 29,	Dec. 30,
	2007	2006

Cash flows from operating activities:
Net income	$28,683	$56,998
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	20,359	17,989
Stock based compensation	3,762	3,206
Deferred income taxes	913	(9,933)
(Gain)/loss on disposals of plant and equipment	800	(4,637)
Changes in assets and liabilities:
Receivables	(6,018)	(5,380)
Inventories	(29,092)	(10,978)
Accounts payable and other accrued expenses	(4,473)	(4,540)
Accrued income taxes	(3,698)	15,012
Excess tax from share-based payment arrangements	(2,182)	(5,743)
Employee benefit plans	726	4,956
Other, net	(5,541)	(1,561)
Net cash flows from operating activities	4,239	55,389
Cash flows from investing activities:
Additions to plant and equipment	(28,281)	(23,190)
Proceeds from sale of plant and equipment	347	343
Additions to other assets	(3)	-
Purchases of securities	(420,575)	(63,500)
Proceeds from sale of securities	420,575	99,488
Cash paid for acquisitions	(37,015)	(159,205)
Proceeds from sale of business	1,725	14,470
Net cash flows from investing activities	(63,227)	(131,594)
Cash flows from financing activities:
Proceeds from long-term debt	200,000	130,000
Repayment of long-term debt	(101,428)	(81,296)
Proceeds from issuance of common stock	5,038	10,120
Excess tax from share-based payment arrangements	2,182	5,743
Purchases of common stock	(8,118)	(198)
Reduction of loan to ESOP Trust	200	232
Dividends paid	(10,834)	(9,833)
Net cash flows from financing activities	87,040	54,768
Effect of exchange rate changes on cash	3,244	3,257
Net change in cash and equivalents	31,296	(18,180)
Cash and equivalents at beginning of period	33,956	52,136
Cash and equivalents at end of period	$65,252	$33,956